FEDERAL HOME LOAN BANK OF CINCINNATI
NEWS RELEASE
April 24, 2008

Contact:
John Byczkowski, FHLBank Cincinnati
513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES FIRST QUARTER 2008 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the first quarter ended March 31, 2008.

Assets and Mission Asset Activity
Assets were $94.4 billion on March 31, 2008, up more than 8 percent compared to year-end 2007. The balance of Mission Asset Activity – which comprises the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – grew 13 percent from year-end 2007 to $77.5 billion. The principal balance of Advances was $61.0 billion at March 31, 2008, an increase of 15 percent for the first quarter, continuing a trend which began in the second half of 2007. We believe this continued growth was the result of members’ broad-based increased demand for liquidity and funding related to the ongoing world-wide disruptions in the credit and mortgage markets. The average principal balance of Advances during the first quarter of 2008 was $58.1 billion, up over 27 percent when compared to the same period of 2007.

The principal balance of mortgage loans held for portfolio was relatively stable, declining just over 1 percent to $8.8 billion from year-end 2007. The FHLBank purchased $341 million of new mortgage loan principal in the first quarter of 2008, while principal repayments totaled $448 million.

Operating Results and Profitability
Net income in the first quarter of 2008 was $49 million, a decrease of approximately $15 million, or 23 percent, from the same period during 2007. Most of the decrease was in net interest income, which at $80 million was down 20 percent. The return on average equity (ROE) was 5.06 percent, lower by 1.57 percentage points compared to the first three months of 2007. However, ROE exceeded the average 3-month LIBOR by 178 basis points, an increase from the 127 basis points in the same period last year. The ROE spread to 3-month LIBOR is one benchmark used by the FHLBank to assess the competitive profitability of stockholders’s capital investment.

The primary reason for the decrease in net income and ROE was the significant reduction in short-term interest rates that began in the third quarter of 2007 and accelerated in the first quarter of 2008. For example, 3-month LIBOR averaged 3.28 percent in the first quarter of 2008, compared to 5.36 percent in same period of 2007. Lower short-term interest rates decrease the amount of earnings generated from funding short-term and adjustable-rate assets with our interest-free capital. Partially offsetting the earnings effect of lower short-term rates were: 1) continued wider spreads on short-term assets as a result of more favorable relative funding costs that resulted from the disruptions in the financial markets, and 2) higher asset balances, which raised financial leverage.
The ROE spread to 3-month LIBOR widened in the first quarter principally because of our modest amount of short funding and because of the two favorable factors stated above.

Also, $6 million was accrued for future use in the Affordable Housing Program during the first quarter.

Capital Stock and Retained Earnings
Capital stock was $3.7 billion on March 31, 2008, an increase of 7 percent or approximately $253 million from year-end 2007. Regulatory capital stock – which includes both capital stock and mandatorily redeemable capital stock – increased approximately $254 million, or 7 percent, from the prior year-end primarily due to members’ capital stock purchases for Advance growth and the payment of the March 31, 2008 dividend in the form of additional shares of capital stock. Retained earnings grew to almost $289 million on March 31, 2008.

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The Federal Home Loan Bank of Cincinnati is a $94.4 billion, triple-A rated regional wholesale bank providing financial services for residential housing and economic development to 726 member stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance but is wholly owned by its member institution stockholders and does not use taxpayer dollars.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
	2008	2007	Change (2)
Total assets	$94,415	$87,335	8%
Advances (principal)	60,974	52,953	15
Mortgage loans (principal)	8,755	8,862	(1)
Mandatorily redeemable capital stock	119	118	1
Capital stock	3,726	3,473	7
Retained earnings	289	286	1
Total capital	4,010	3,755	7
Capital to assets ratio (GAAP)	4.25%	4.30%
Capital to assets ratio (Regulatory) (1)	4.38%	4.44%

OPERATING RESULTS

	Three Months Ended March 31,
			Favorable/
			(Unfavorable)
	2008	2007	Change (2)

Net interest income	$80	$99	(20)%
Other loss	(1)	—	NM (3)
Other expense	(12)	(12)	1
Assessments	(18)	(23)	23

Net income	$49	$64	(23)

PROFITABILITY

	Three months ended March 31,
	2008	2007
Return on average equity	5.06%	6.63%
Return on average assets	0.22	0.32
Net interest margin	0.36	0.49
Annualized dividend rate	5.25	6.38
Average 3-month LIBOR	3.28	5.36

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

(3)	Changes of 100% or greater are shown as “NM” (not meaningful).

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